EXHIBIT 3(c)

AMERICAN WATER WORKS COMPANY, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

American Water Works Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST:  That the Board of Directors of the Company, at a meeting thereof held on January 4, 1990, adopted resolutions declaring it advisable that the Restated Certificate of Incorporation, as amended, of the Company be further amended as follows:

1.  The first paragraph of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 105,616,800, of which (a) 1,866,800 shares shall be Cumulative Preferred Stock, of the par value of $25 per share, issuable in series, (b) 750,000 shares shall be Cumulative Preference Stock, of the par value of $25 per share, issuable in series, (c) 3,000,000 shares shall be Cumulative Preferential Stock, of the par value of $35 per share, issuable in series, and (d) 100,000,000 shares shall be Common Stock, of the par value of $1.25 per share.”

2.  Section 3 of Division E of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows:

“3.  (a)  No holder of Cumulative Preferred Stock, Cumulative Preference Stock or Cumulative Preferential Stock of the Corporation shall, as such holder, have any right to purchase or subscribe for (i) any stock of any class, or any warrant or warrants, option or options, or other instrument or instruments that shall confer upon the holder or holders thereof the right to subscribe for or purchase or receive from the Corporation any stock of any class or classes which the Corporation may issue or sell, whether or not such stock shall be convertible into or exchangeable for any other stock of the Corporation of any class or classes and whether or not such stock shall be unissued shares authorized by the Certificate of Incorporation or by any amendment thereto or shares of stock of the Corporation acquired by it after the issue thereof, or (ii) any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant or warrants, option or options, or other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes.

(b)  Upon any issue for money or other consideration of any stock of the Corporation that may be authorized from time to time, no holder of stock, irrespective of the kind of such stock, shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other share of the stock so issued, and the Board of Directors may dispose of all or any portion of such stock as and when it may determine free of any such rights, whether by offering the same to stockholders or by sale or other disposition as said Board may deem advisable.”

3.  Subparagraph (j) of the first paragraph of Section 1 of Division B-1 of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be deleted in its entirety.

4.  Subparagraph (h) of the first paragraph of Section 1 of Division B-1 of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended by inserting the word “and” following the semi-colon at the end of the subparagraph.

5.  Subparagraph (i) of the first paragraph of Section 1 of Division B-1 of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended by deleting the semi-colon and the following word “and” at the end of the subparagraph and inserting a period in lieu thereof.

SECOND:  That thereafter, an annual meeting of stockholders of the Company was duly called and held on May 3, 1990, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of votes as required by statute were voted in favor of each of the amendments.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be executed by James V. LaFrankie, its President, and by W. Timothy Pohl, its Secretary, this 3rd day of May, 1990.

American Water Works Company, Inc.

By:	James V. LaFrankie
President

(Corporate Seal)

Attest:

W. Timothy Pohl
Secretary

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